SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  January 21,2003

RESONATE INC.

(Exact name of registrant as specified in its charter)

Delaware	0-31139	94-3228496

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

385 Moffett Park Drive, Sunnyvale, California            94089

(Address of principal executive offices)                            (Zip Code)

Registrant’s telephone number, including area code  (408) 548-5500

(Former name or former address, if changed since last report)

Item 5.    Other Events

On January 21, 2003, Resonate Inc. terminated its amended merger agreement with Rocket Holdings, LLC and Rocket Sub, Inc. and entered into an Agreement and Plan of Merger with GTG Acquisition Corp., a Delaware corporation (GTG) and an affiliate of Gores Technology Group, and RES Merger Sub, Inc., a wholly owned subsidiary of GTG, (the “Merger Agreement”). In connection with the termination of the amended merger agreement, Resonate will pay Rocket Holdings’ fees and expenses incurred in connection with the terminated transaction, which will not exceed $225,000. The Rocket Holdings’ amended merger agreement did not provide for the payment of any other fee upon Resonate’s termination of the agreement.

Subject to the terms and conditions of the Merger Agreement, RES Merger Sub will merge with and into Resonate, and Resonate will survive as a wholly owned subsidiary of GTG.

Under the terms of the Merger Agreement, GTG will acquire all of the outstanding shares (except as provided for in the Merger Agreement) of Resonate common stock for a price per share between $1.90 and $1.94 in cash. Any increase in the price per share above $1.90 would be based upon Resonate’s aggregate cash, cash equivalents, and short-term investments on hand at the closing of the transaction in excess of $58 million exceeding certain threshold amounts. The Merger Agreement provides for a termination fee, payable in certain circumstances, in an amount between $800,000 and $1,600,000, plus the fees and expenses of GTG, which cannot exceed $225,000. GTG will use the company’s cash, cash equivalents, and short-term investments on hand at the closing to acquire such shares. The value of the transaction is between approximately $52.25 and $53.34 million, based upon the final per share closing price of the transaction. The transaction will be subject to customary regulatory approvals, including Hart-Scott-Rodino, as well as approval of Resonate’s stockholders.

In connection with the execution of the Merger Agreement, Pacific Credit Corp (PCC), an affiliate of GTG, entered into an Indemnification Agreement with Resonate pursuant to which PCC will indemnify Resonate for any pre-closing breaches of GTG’s or RES Merger Sub’s representation, warranties, and other obligations under the Merger Agreement and guarantee the post-closing indemnity obligations of the surviving corporation for one (1) year.

The Merger Agreement and the Indemnification Agreement signed by the parties are filed as exhibits to this report. The foregoing summary of the Merger Agreement and the Indemnification Agreement and the transactions contemplated thereby (including the merger) is qualified in its entirety by reference to the full text of the exhibits.

Item 7.    Financial Statements and Exhibits

(c)	Exhibits

2.1	Agreement and Plan of Merger dated as of January 21, 2003 by and among Resonate, GTG Acquisition Corp, and RES Merger Sub, Inc.

99.1	Indemnification Agreement dated as of January 21, 2003 by and between PCC and Resonate.

99.2	Press release dated January 22, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESONATE INC.

/s/ RUSSELL SIEGELMAN

Russell Siegelman Chairman of the Special Committee of the Board of Directors Date: January 22, 2003

Exhibit Index

Exhibit No.

2.1	Agreement and Plan of Merger dated as of January 21, 2003 by and among Resonate, GTG Acquisition Corp, and RES Merger Sub, Inc.

99.1	Indemnification Agreement dated as of January 21, 2003 by and between PCC and Resonate

99.2	Press release dated January 22, 2003.